Exhibit 99.1

SINTX TECHNOLOGIES SIGNIFICANTLY STRENGTHENS ITS ANTIPATHOGENIC PATENT PORTFOLIO

SALT LAKE CITY, January 4, 2024 (GLOBE NEWSWIRE) — SINTX Technologies, Inc. (www.sintx.com) (NASDAQ: SINT; “SINTX” or the “Company”), a manufacturer and developer of advanced ceramic materials and related technologies, announced that it has been granted its sixth United States patent in the last year. All of these United States patents are related to the antipathogenic properties of silicon nitride.

The six United States patents granted to SINTX are:

●	11,591,217; Antipathogenic Devices and Methods Thereof
●	11,672,252; Antifungal Composites and Methods Thereof
●	11,738,122; Antibacterial Biomedical Implants and Associated Materials, Apparatus, and Methods
●	11,844,344; Systems and Methods for Rapid Inactivation of SARS-COV-2 by Silicon Nitride and Aluminum Nitride
●	11,850,214; Antiviral Compositions and Devices and Methods of Use Thereof
●	11,857,001; Antipathogenic Face Mask

The significance of the six mentioned patents lies in their innovative approaches towards utilizing silicon nitride (Si3N4) in a wide range of antipathogenic solutions. The surface antipathogenic properties of silicon nitride have been published extensively in the peer literature by SINTX as well as by outside investigators.

The first two patents (US Patent Nos. 11,591,217 and 11,672,252) cover slurries and composites of silicon nitride with polymethyl methacrylate (PMMA) for use in combating fungal infections in plants and preventing fungal colonization of medical implants - including specific applications in dentistry. The third patent (US Patent No. 11,738,122) describes implants comprised of polymeric and titanium materials coated with SiYAlON (a subclass of silicon nitride materials) as well as implants made from composites of SiYAlON and polymers like polyetheretherketone (PEEK) as candidates for reducing infection burden in biomedical applications. (These coating and composite technologies are the foundation for recent and ongoing NIH-funded commercialization work at SINTX.) The fourth patent (US Patent No. 11,844,344) presents a method for rapid inactivation of viruses using silicon nitride in various objects such as protective gear used by medical personnel. The fifth patent (US Patent No. 11,850,214) extends the antiviral composition to include various silicon nitride materials, thereby offering versatility in forms like slurry or spray applicable to medical devices. The final patent (US Patent No. 11,857,001) emphasizes an antipathogenic face mask containing silicon nitride and capable of inactivating human viruses.

The Company announced it has also received three foreign patents on its proprietary technologies in 2023. SINTX has forty-three patent applications that are currently pending around the world including in the United States, Asia, Europe, and Brazil.

“These patent grants and pending patent applications reflect SINTX’s commitment to protecting the intellectual property that has been created by the SINTX Research and Development team”, said Dr. Ryan Bock, VP of R&D. “Together, these patents showcase a wide range of innovative applications of silicon nitride in addressing diverse pathogenic challenges across various applications in agriculture, dentistry, medical implants, durable medical equipment, and personal protective equipment. We look forward to working with our current and future partners in commercializing these technologies and broadening the applications that benefit from silicon nitride.”

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About SINTX Technologies, Inc.

SINTX Technologies is an advanced ceramics company that develops and commercializes materials, components, and technologies for medical and technical applications. SINTX is a global leader in the research, development, and manufacturing of silicon nitride, and its products have been implanted in humans since 2008. Over the past several years, SINTX has utilized strategic acquisitions and alliances to enter into new markets. The Company has manufacturing and R&D facilities in Utah and Maryland.

For more information on SINTX Technologies or its materials platform, visit www.sintx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including, but not limited to, statements regarding SINTX’s ability to effectively develop a range of innovative applications of our silicon nitride formulations, SINTX’s ability to commercialize its technologies and broaden the applications that benefit from silicon nitride, and other statements that are not based on historical fact. Such forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ from current expectations. Risks and uncertainties that may cause such differences include, among other things: SINTX’s products may not prove to be as effective as other products currently being commercialized or to be commercialized in the future by competitors; risks inherent in manufacturing and scaling up to commercial quantities while maintaining quality controls and qualification standards; the uncertainties inherent in new product development, including the cost and time required to commercialize such product(s); market acceptance of SINTX’s products once commercialized; risks related to manufacturing products and market acceptance volatility in the price of SINTX’s common stock; SINTX’s ability to raise funding and other competitive developments. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. There can be no assurance that any of the anticipated results will occur on a timely basis or at all due to certain risks and uncertainties, a discussion of which can be found in SINTX’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 29, 2023, and in SINTX’s other filings with the SEC. SINTX disclaims any obligation to update any forward-looking statements. SINTX undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report.

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